EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Randall Weisenburger
         212-415-3393

         OMNICOM COMPLETES OFFERING OF $550 MILLION OF CONVERTIBLE DEBT

New York, New York. June 10, 2003. Omnicom Group Inc. (NYSE: OMC) announced that it has completed the sale of $550 million of zero-coupon, zero-accretion convertible notes due 2033. The initial purchasers will have a 13-day option to purchase up to $50 million of additional notes.

The notes are convertible into 5.3 million OMC common shares (assuming the additional purchase option is not exercised) if Omnicom common shares reach certain pricing thresholds, initially $128.75 per share and increasing 5.0% per quarter up to a maximum of $226.60 per share, or in certain other circumstances.

The $537.0 million of net proceeds of the transaction (assuming the additional purchase option is not exercised) is expected to be used to repay a portion of its outstanding indebtedness, including its commercial paper borrowings and amounts outstanding under its revolving credit facility as well as for other general corporate purposes.

The notes are not redeemable by Omnicom before 2010. On June 15 2006, 2008, 2010, 2013, 2018, 2023 and each June 15 thereafter through and including June 15, 2032, noteholders will have the option to require that Omnicom or a financial institution designated by it repurchase the notes at the principal amount at maturity.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes and the common shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

      Omnicom (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.